Exhibit 99.1
BioTime, Inc.	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com
www.embryome.com

BIOTIME ANNOUNCES 2008 YEAR-END RESULTS

ALAMEDA, CA, March 30, 2009 – On March 23, 2009 BioTime, Inc. (OTCBB: BTIM) reported financial results for the fiscal year ended December 31, 2008.

Total revenue for the year ended December 31, 2008 was $1,503,792 compared to $1,046,121 for the year ended December 31, 2007.  BioTime received $1,203,453 in royalties from Hextend® sales by Hospira, Inc. for the year ended December 31, 2008, compared to $776,679 in 2007.  This 55% increase in royalties is attributable to an increase in Hextend sales, which was largely due to an increase in both sales to the military and sales to hospitals, which were augmented by an increase in the average unit sales price to hospitals.

In January 2009, BioTime received royalties in the amount of $201,134 from Hospira based on sales of Hextend made by Hospira in the fourth quarter of 2008.  This revenue will be reflected in BioTime’s financial statements for the first quarter of 2009, in keeping with BioTime’s practice of recognizing revenues in the fiscal quarter during which royalty payments are received rather than in the quarter in which the sales occurred.  Similarly, the royalties from Hextend sales during the first quarter of 2009 will be reflected in BioTime’s revenues for the second quarter.

We recognized $277,999 and $255,549 of license fees during 2008 and 2007, respectively.  Most of this increase consists of license fees received during prior accounting periods from CJ CheilJedang Corp. and Summit Pharmaceuticals International Corporation, and are reflected as deferred revenue on BioTime’s balance sheet.  BioTime amortizes those license fees and recognizes them as current revenues over the expected life of the patents related to the applicable licenses in Korea and Japan.  Royalties of $74,796 and $46,952 from Hextend sales by CJ were included in license fees during 2008 and 2007, respectively.

BioTime reported a net loss of $3,780,895, or $0.16 per basic and diluted share, for the year ended December 31, 2008, compared to a net loss of $1,438,226, or $0.06 per basic and diluted share, for the year ended December 31, 2007.

Total shareholders’ deficit was $4,346,814 at December 31, 2008, compared with total shareholders’ deficit of $3,046,389 at December 31, 2007.

Cash and cash equivalents totaled $12,279 at December 31, 2008, compared with $9,501 at December 31, 2007.  However, since the end of 2007, our line of credit from certain private lenders was increased from $1,000,000 to $3,500,000.

As of December 31, 2008, the Company had lines of credit for $3,560,300.  At that date, $2,056,700 had been drawn.

BioTime, Inc.
March 30 , 2009

About BioTime, Inc.

BioTime, headquartered in Alameda, California, develops blood plasma volume expanders and technology for use in surgery, emergency trauma treatment and other applications.  BioTime's lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements.

BioTime operates in the field of regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. which is developing new medical and research products using embryonic stem cell technology.  Additional information about BioTime can be found on the web at www.biotimeinc.com.

Hextend®, PentaLyte®, HetaCool®, EmbryomicsTM, ESpyTM, and ESpanTM, are trademarks of BioTime, Inc.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.

Judith Segall
jsegall@biotimemail.com
510-521-3390, ext 301

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1152&to=ea&s=0

-Financial Tables Follow-

BioTime, Inc.
March 30 , 2009

BIOTIME, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$12,279	$9,501
Prepaid expenses and other current assets	96,595	67,125
Total current assets	108,874	76,626

Equipment, net of accumulated depreciation of $602,510 and $585,765 in 2008 and 2007, respectively	105,607	12,480
Deferred license fees	750,000
Deposits	70,976	20,976
TOTAL ASSETS	$1,035,457	$110,082

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,179,914	$480,374
Lines of credit payable, net	1,885,699	651,517
Deferred license revenue, current portion	312,904	261,091
Total current liabilities	3,378,517	1,392,982

Stock appreciation rights compensation liability	483,688	13,151

Deferred rent, net of current portion	3,339	9,636

Deferred license revenue, net of current portion	1,516,727	1,740,702

Total long-term liabilities	2,003,754	1,763,489

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common Shares, no par value, authorized 50,000,000 shares; issued and outstanding shares; 25,076,798 and 23,034,374 in 2008 and 2007, respectively	43,184,606	40,704,136
Contributed capital	93,972	93,972
Accumulated deficit	(47,625,392)	(43,844,497)
Total shareholders' deficit	(4,346,814)	(3,046,389)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,035,457	$110,082

BioTime, Inc.
March 30 , 2009

BIOTIME, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
REVENUE:
License fees	$277,999	$255,549
Royalty from product sales	1,203,453	776,679
Grant income	22,340	13,893
Total revenue	1,503,792	1,046,121
EXPENSES:
Research and development	(1,706,214)	(967,864)
General and administrative	(2,620,210)	(1,300,630)
Total expenses	(4,326,424)	(2,268,494)
Loss from operations	(2,822,632)	(1,222,373)
OTHER INCOME (EXPENSES):
Interest expense	(965,781)	(232,779)
Other income	7,518	16,926
Total net other income (expenses)	(958,263)	(215,853)
NET LOSS	$(3,780,895)	$(1,438,226)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.16)	$(0.06)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	23,749,933	22,853,278